Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	October 23, 2006
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
THIRD QUARTER NET EARNINGS
          LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced quarterly net income of $14.9 million for the period ended September 30, 2006, a decrease of $4.8 million, or 25%, compared to the $19.7 million recorded in the third quarter of 2005. On a per share basis, net income for the third quarter of 2006 totaled $0.56 per diluted common share, a decrease of $0.24 per share, or 30%, as compared to the 2005 third quarter total of $0.80 per diluted common share. Net income for the nine months ended September 30, 2006 was $51.5 million, or $2.00 per diluted common share compared to $48.4 million, or $2.00 per diluted common share, in the first nine months of 2005.
     “In the third quarter, Wintrust took several actions to stabilize its reported net income and build an improved earnings base for future quarters,” commented Edward J. Wehmer, President and Chief Executive Officer. “Our interest rate swap positions that were causing large quarterly earnings fluctuations, due to the required accounting treatment, were sold. Subsequently, we entered into new interest rate swap contracts on our variable rate trust-preferred securities that qualify for hedge accounting. Additionally, the sale of premium finance receivables, which in past quarters contributed large gains, was suspended. Retaining these receivables on our books will contribute more to our profitability in subsequent quarters. Our core franchise remains very strong and continues to show excellent fundamental growth.”
     Mr. Wehmer also noted, “Our net interest margin remained stable in the third quarter even as we continue to face extremely competitive loan pricing. Despite this pressure, organic period-end loan growth in the third quarter remained strong. With the help of the additional premium finance receivables, our period-end loan to deposit ratio was 83.4%. As we have stated in the past two quarters, we remain committed to our core loan underwriting standards and will not sacrifice our asset quality or pricing standards simply to grow outstanding loan balances. On balance, our credit quality measures remain strong.”
     Mr. Wehmer added, “Our core earnings growth remains strong as we continue to build momentum throughout our franchise. Our commitment to de novo branch location development continues as additional locations are currently under development. As is typical with de novo growth, expenses are incurred in advance of the opening of these locations.”
     To more fully understand our earnings, we have provided an analysis of our reported net income less certain income and expense items affecting comparability between periods due to their discretionary nature and the impact of implementing new accounting pronouncements.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2006	2006	2005	2006	2005
Net Income as Reported	$14,859	$17,611	$19,708	$51,483	$48,360

Less (actual after-tax impact shown):
Gain on sales of premium finance receivables	168	898	989	1,682	3,078
Fees from covered call options	173	423	2,469	1,712	5,789
Trading income (primarily interest rate swaps)	2	2,053	1,932	5,420	(1,573)
Stock option expense (SFAS 123(R))	(1,000)	(878)	(45)	(2,784)	(162)
Gains (losses) on AFS securities	(35)	(59)	55	(45)	659
Gain on sale of Wayne Hummer Growth Fund	—	—	—	1,494	—
MSR valuation/amortization (SFAS 156)	(311)	(34)	(187)	(342)	(699)
Mortgage banking derivatives	(189)	54	170	(58)	35
Accelerated Trust Preferred issuance cost amortization	(188)	—	(54)	(188)	(316)
New business development event	(6)	(264)	—	(270)	—
Professional fees on failed acquisition effort	(115)	—	—	(115)	—

	$16,361	$15,418	$14,379	$44,977	$41,549

     Total assets rose to $9.46 billion at September 30, 2006, an increase of $1.57 billion, or 20%, as compared to $7.89 billion at September 30, 2005. Total deposits as of September 30, 2006 were $7.71 billion, an increase of $1.22 billion, or 19%, as compared to $6.49 billion at September 30, 2005. Total loans grew to $6.33 billion as of September 30, 2006, an increase of $1.18 billion, or 23%, over the $5.15 billion balance as of a year ago. Shareholders’ equity increased to $763.3 million, or a book value of $29.68 per share, at September 30, 2006, compared to $613.6 million, or a book value of $25.94, per share at September 30, 2005.

     Wintrust’s key operating measures and growth rates for the third quarter of 2006 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				Change		Change
	Three Months Ended			From		From
	September 30,	June 30,	September 30,	2nd Quarter		3rd Quarter
($ in thousands, except per share data)	2006	2006	2005	2006 (5)		2005
Net income	$14,859	$17,611	$19,708	(16)%		(25)%
Net income per common share – Diluted	$0.56	$0.69	$0.80	(19)%		(30)%

Net revenue (1)	$83,891	$85,535	$84,461	(2)%		(1)%
Net interest income	$65,115	$61,242	$55,969	6%		16%

Net interest margin (4)	3.10%	3.10%	3.17%	—	bp	(7	)bp
Core net interest margin (2) (4)	3.33%	3.32%	3.39%	1	bp	(6	)bp
Net overhead ratio (3)	1.72%	1.44%	1.11%	28	bp	61	bp
Return on average assets	0.63%	0.80%	1.01%	(17	)bp	(38	)bp
Return on average equity	8.04%	10.48%	13.07%	(244	)bp	(503	)bp

At end of period
Total assets	$9,463,060	$9,172,784	$7,893,503	13%		20%
Total loans	$6,330,612	$6,055,140	$5,149,795	18%		23%
Total deposits	$7,709,585	$7,562,621	$6,487,103	8%		19%
Total equity	$763,298	$721,803	$613,595	23%		24%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(5)	Period-end balance sheet % changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing ”Supplemental Financial Info.”

Acquisitions, Stock Offering/Regulatory Capital and New Locations – Impacting Comparative Financial Results
Acquisitions
     On May 31, 2006, Wintrust announced the completion of its acquisition of Hinsbrook Bancshares, Inc. (“HBI”) in a stock and cash merger transaction (1,120,033 shares of common stock issued). HBI was the parent company of Hinsbrook Bank & Trust (“Hinsbrook Bank’”) which has five Illinois banking locations in Willowbrook, Downers Grove, Darien, Glen Ellyn and Geneva. Hinsbrook Bank began operations as a de novo bank in 1987 and had assets of approximately $500 million at May 31, 2006.
     On March 31, 2005, Wintrust announced the completion of its acquisition of First Northwest Bancorp, Inc. (“FNBI”) in a stock and cash merger transaction (595,123 shares of common stock were issued). FNBI was the parent company of First Northwest Bank with two locations in Arlington Heights, Illinois. First Northwest Bank began operations as a de novo bank in 1995. On May 23, 2005, FNBI’s locations became part of Village Bank & Trust.
     The results of operations of FNBI and HBI are included in Wintrust’s consolidated financial results only since their respective effective dates of acquisition.
Stock Offering/Regulatory Capital
     On September 5, 2006, Wintrust redeemed all 1,242,000 shares of the 9.00% Cumulative Trust Preferred Securities issued by Wintrust Capital Trust I at a redemption price equal to the $25.00 liquidation amount, plus accrued and unpaid distributions to the Redemption Date, for each Trust Preferred Security. The redemption of the Trust Preferred Securities was the result of the concurrent redemption by Wintrust of its 9.00% Junior Subordinated Debentures due 2028, all of which were held by the Wintrust Capital Trust I. The redemption was funded by the issuance of $50.0 million of trust preferred securities (the “Capital Securities”) in a private placement to institutional investors on September 1, 2006, by Wintrust’s newly formed wholly-owned special purpose finance subsidiary, Wintrust Capital Trust IX, a Delaware statutory trust (the “Trust”). The Capital Securities mature in September 2036, are redeemable at the Company’s option beginning after five years, and require quarterly distributions by the Trust to the holders of the Capital Securities, at a rate of 6.836% until the interest payment date on September 15, 2011, and thereafter at a rate equal to the three-month LIBOR rate plus 1.63%.
     In conjunction with the completion of the acquisition of HBI in May 2006, Wintrust received $25 million in proceeds upon funding a subordinated note with an unaffiliated bank that had been signed on October 25, 2005.
     On August 16, 2005, Wintrust redeemed all 2,000,000 shares of the 10.50% Cumulative Trust Preferred Securities issued by Wintrust Capital Trust II at a redemption price equal to the $10.00 liquidation amount, plus accrued and unpaid distributions to the Redemption Date, for each Trust Preferred Security. The redemption of the Trust Preferred Securities was the result of the concurrent redemption by Wintrust of its 10.50% Junior Subordinated Debentures due 2030, all of which were held by the Wintrust Capital Trust II. The redemption was funded by the issuance of $40.0 million of floating-rate trust preferred securities in a private placement to an institutional investor on August 2, 2005, by Wintrust’s newly formed wholly-owned special purpose finance subsidiary, Wintrust Capital Trust VIII, a Delaware statutory trust.
     On March 30, 2005, Wintrust consummated the partial settlement of the forward sale agreement the Company entered into on December 14, 2004 with Royal Bank of Canada, an affiliate of RBC Capital Markets Corporation, relating to the forward sale by Wintrust of 1.2 million shares of Wintrust’s common stock. Pursuant to and in partial settlement of the forward sale agreement, Wintrust issued 1.0 million shares of its common stock, and received net proceeds of $55.9 million from Royal Bank of Canada. Additionally, on December 14, 2005, Wintrust amended certain terms of the forward sale agreement for the purpose of extending the maturity date for the remaining 200,000 shares from December 17, 2005 to December 17, 2006. In conjunction with the completion of the acquisition of HBI in May 2006, the forward sale agreement was fully settled with Wintrust issuing 200,000 shares of its common stock and receiving net proceeds of $11.6 million.
De Novo/Acquired Banking Locations Activity
     Over the past 12 months, Wintrust had the following banking location activity:
-	Willowbrook, Illinois (a branch of Hinsbrook Bank & Trust Company) – acquired second quarter of 2006

-	Downers Grove, Illinois (a branch of Hinsbrook Bank & Trust Company) – acquired second quarter of 2006

-	Glen Ellyn, Illinois (a branch of Hinsbrook Bank & Trust Company) – acquired second quarter of 2006

-	Darien, Illinois (a branch of Hinsbrook Bank & Trust Company) – acquired second quarter of 2006

-	Geneva, Illinois (a branch of Hinsbrook Bank & Trust Company) – acquired second quarter of 2006

-	Algonquin, Illinois (permanent location with drive-through for Algonquin Bank & Trust, a branch of Crystal Lake Bank & Trust Company) – opened second quarter of 2006

-	Mokena, Illinois (temporary branch bank location for Old Plank Trail Community Bank, N.A.) – opened second quarter 2006

-	Elm Grove, Wisconsin (branch location with drive-through for Town Bank) – opened second quarter of 2006

-	New Lenox, Illinois (temporary main bank location for Old Plank Trail Community Bank, N.A.) – opened first quarter 2006

-	Frankfort, Illinois (temporary branch bank location for Old Plank Trail Community Bank, N.A.) – opened first quarter 2006

-	Gurnee, Illinois (permanent location with drive-through replacing temporary location, a branch of Libertyville Bank & Trust Company) – opened first quarter of 2006

-	The Beverly neighborhood of Chicago (main bank permanent location with drive-through for Beverly Bank & Trust Company) – opened fourth quarter 2005

-	Northbrook, Illinois (west Northbrook, a branch of Northbrook Bank & Trust Company) – opened fourth quarter of 2005

-	Glen Ellyn, Illinois (a temporary branch bank location for Glen Ellyn Bank & Trust, a branch of Wheaton Bank & Trust Company) – opened fourth quarter of 2005

-	Wales, Wisconsin (a branch of Town Bank) – opened fourth quarter of 2005

-	Downers Grove, Illinois (permanent location with drive-through replacing temporary location, a branch of Hinsdale Bank & Trust Company) – opened fourth quarter of 2005
Financial Performance Overview
     For the third quarter of 2006, net interest income totaled $65.1 million, increasing $9.1 million, or 16%, compared to the third quarter of 2005. Average earning assets grew $1.34 billion over the third quarter of 2005, a 19% increase. Loans accounted for $966 million and liquidity management assets accounted for $354 million of the total average earning asset growth compared to the third quarter of 2005 average earning asset balances. Net interest income for the first nine months of 2006 totaled $183.5 million, increasing $23.8 million over the first nine months of 2005.
     The provision for credit losses totaled $1.9 million for the third quarter of 2006 compared to $3.1 million for the third quarter of 2005. The provision for credit losses for the first nine months of 2006 totaled $5.2 million compared to $5.6 million in the first nine months of 2005. The provision for credit losses in both the third quarter of 2006 and the first nine months of 2006 continues to reflect the Company’s trends in net charge-offs and credit quality levels.
     The net interest margin for the third quarter of 2006 was 3.10%, compared to 3.17% in the third quarter of 2005 and 3.10% in the second quarter of 2006. The net interest margin declined seven basis points in the third quarter of 2006 compared to the third quarter of 2005 as the yield on earning assets increased by 105 basis points, the rate paid on interest-bearing liabilities increased by 116 basis points and the contribution from net free funds increased by four basis points. The earning asset yield improvement in the third quarter of 2006 compared to the third quarter of 2005 was primarily attributable to a 103 basis point increase in the yield on loans. The higher loan yield is reflective of the earlier interest rate increases effected by the Federal Reserve Bank offset by continued competitive loan pricing pressures. The interest-bearing liability rate increase of 116 basis points was due to higher costs of retail deposits as rates have generally risen in the past 12 months, continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition. The net interest margin in the third quarter of 2006 remained the same as the second quarter of 2006. This stabilization reflects the Company’s efforts to retain higher yielding assets in an effort to offset the competitive loan pricing pressures faced in all lending areas. The net interest margin for the first nine months of 2006 was 3.11%, compared to 3.19% in the first nine months of 2005.
     Non-interest income totaled $18.8 million in the third quarter of 2006, decreasing $9.7 million, or 34%, compared to the third quarter of 2005. The decrease was primarily attributable to the lower levels of trading income recognized on rate swaps, lower levels of fees from certain covered call option transactions, lower gain on sales of premium finance receivables and lower mortgage banking revenue. Non-interest income for the first nine months of 2006 totaled $71.8 million, increasing $2.4 million, or 3%, compared to the first nine months of 2005. The increase, on a year-to-date basis, was primarily attributable to the higher levels of trading income recognized on rate swaps and the gain on the sale of the Wayne Hummer Growth Fund in the first quarter of 2006, offset by lower levels of fees from certain covered call option transactions, lower gain on sale of premium finance receivables, lower mortgage banking revenue and lower gains on available-for-sale securities. The trading income recognized on the interest rate swaps reflects the change in fair value of the swaps, as these swaps were previously determined not to qualify for hedge accounting. In July 2006, the Company settled its position in these interest rate swap contracts by selling them to third parties at prices essentially equal to the fair values recorded as of June 30, 2006. The Company realized approximately $5.8 million in cash from the settlement of these swaps and eliminated any further earnings volatility due to the changes in fair values. Additionally in the third quarter, subsequent to the sale of its previous interest rate swap contracts, the Company entered into new interest rate swap contracts on its variable rate trust-preferred securities that qualify for hedge accounting.
     Non-interest expense totaled $59.0 million in the third quarter of 2006, increasing $8.7 million, or 17%, over the third quarter of 2005. Salary and employee benefits expense increased $5.0 million comprised mainly of fixed and variable compensation components increasing $2.9 million, adoption of SFAS 123(R) increasing costs by $1.5 million and total benefits increasing $0.6 million. Non-interest expense for the first nine months of 2006 totaled $169.4 million, increasing $21.7 million, or 15%, compared to the first nine months of 2005. Salary and employee benefits expense increased $13.2 million comprised mainly of fixed and variable compensation components increasing $7.4 million, adoption of SFAS 123(R) increasing costs by $4.2 million and total benefits increasing $1.6 million.
     Non-performing assets totaled $35.8 million, or 0.38% of total assets, at September 30, 2006, compared to $27.6 million, or 0.34% of total assets, at December 31, 2005 and $26.6 million, or 0.34% of total assets, at September 30, 2005. The acquisition of HBI added $3.3 million of non-performing assets. Subsequent to the end of the quarter, $2.5 million of non-performing assets were cleared from the September 30, 2006 total. Net charge-offs as a percentage of average loans for the third quarter of 2006 were eight basis points compared to 16 basis points in the third quarter of 2005. Non-performing assets at September 30, 2006, remain at levels that the Company believes make monitoring and collecting the non-performing assets manageable.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2006	2005	2006	2005
Selected Financial Condition Data (at end of period):
Total assets	$9,463,060	$7,893,503
Total loans	6,330,612	5,149,795
Total deposits	7,709,585	6,487,103
Long-term debt – trust preferred securities	249,870	230,499
Total shareholders’ equity	763,298	613,595

Selected Statements of Income Data:
Net interest income	$65,115	$55,969	$183,521	$159,765
Net revenue (1)	83,891	84,461	255,315	229,178
Income before taxes	23,017	31,058	80,794	75,930
Net income	14,859	19,708	51,483	48,360
Net income per common share – Basic	0.58	0.83	2.07	2.10
Net income per common share – Diluted	0.56	0.80	2.00	2.00

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (6)	3.10%	3.17%	3.11%	3.19%
Core net interest margin (2) (6)	3.33	3.39	3.33	3.41
Non-interest income to average assets	0.80	1.45	1.10	1.25
Non-interest expense to average assets	2.52	2.57	2.58	2.65
Net overhead ratio (3)	1.72	1.11	1.49	1.41
Efficiency ratio (4) (6)	69.95	59.40	66.01	64.44
Return on average assets	0.63	1.01	0.79	0.87
Return on average equity	8.04	13.07	10.09	11.10

Average total assets	$9,284,025	$7,779,203	$8,760,950	$7,437,681
Average total shareholders’ equity	733,340	598,321	682,063	582,327
Average loans to average deposits ratio	81.9%	83.3%	81.3%	84.1%

Common Share Data at end of period:
Market price per common share	$50.15	$50.26
Book value per common share	$29.68	$25.94
Common shares outstanding	25,717,981	23,654,783

Other Data at end of period:
Allowance for credit losses (5)	$45,724	$40,633
Non-performing assets	$35,842	$26,635
Allowance for credit losses to total loans (5)	0.72%	0.79%
Non-performing assets to total assets	0.38%	0.34%
Number of:
Bank subsidiaries	15	13
Non-bank subsidiaries	10	10
Banking offices	72	59

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending related commitments.

(6)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	September 30,	December 31,	September 30,
(In thousands)	2006	2005	2005

Assets
Cash and due from banks	$145,133	$158,136	$165,773
Federal funds sold and securities purchased under resale agreements	168,676	183,229	62,186
Interest bearing deposits with banks	16,218	12,240	6,459
Available-for-sale securities, at fair value	1,836,316	1,799,384	1,766,613
Trading account securities	1,353	1,610	2,899
Brokerage customer receivables	23,806	27,900	—
Mortgage loans held-for-sale	100,744	85,985	125,584
Loans, net of unearned income	6,330,612	5,213,871	5,149,795
Less: Allowance for loan losses	45,233	40,283	40,633

Net loans	6,285,379	5,173,588	5,109,162
Premises and equipment, net	299,386	247,875	238,722
Accrued interest receivable and other assets	293,646	272,772	201,673
Goodwill	269,646	196,716	195,941
Other intangible assets	22,757	17,607	18,491

Total assets	$9,463,060	$8,177,042	$7,893,503

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$649,478	$620,091	$631,460
Interest bearing	7,060,107	6,109,343	5,855,643

Total deposits	7,709,585	6,729,434	6,487,103

Notes payable	8,000	1,000	1,000
Federal Home Loan Bank advances	372,440	349,317	343,355
Other borrowings	133,132	95,796	78,912
Subordinated notes	75,000	50,000	50,000
Long-term debt — trust preferred securities	249,870	230,458	230,499
Accrued interest payable and other liabilities	151,735	93,126	89,039

Total liabilities	8,699,762	7,549,131	7,279,908

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	25,718	23,941	23,655
Surplus	513,453	420,426	413,330
Common stock warrants	697	744	762
Retained earnings	246,724	201,133	182,477
Accumulated other comprehensive loss	(23,294)	(18,333)	(6,629)

Total shareholders’ equity	763,298	627,911	613,595

Total liabilities and shareholders’ equity	$9,463,060	$8,177,042	$7,893,503

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2006	2005	2006	2005

Interest income
Interest and fees on loans	$121,789	$89,169	$327,859	$242,339
Interest bearing deposits with banks	156	111	421	183
Federal funds sold and securities purchased under resale agreements	1,970	2,054	3,924	2,555
Securities	24,404	14,960	70,496	46,309
Trading account securities	17	9	40	55
Brokerage customer receivables	557	169	1,565	1,029

Total interest income	148,893	106,472	404,305	292,470

Interest expense
Interest on deposits	72,428	41,913	188,780	107,172
Interest on Federal Home Loan Bank advances	3,950	3,127	10,943	8,744
Interest on notes payable and other borrowings	979	869	4,319	3,553
Interest on subordinated notes	1,453	651	3,310	2,075
Interest on long-term debt — trust preferred securities	4,968	3,943	13,432	11,161

Total interest expense	83,778	50,503	220,784	132,705

Net interest income	65,115	55,969	183,521	159,765
Provision for credit losses	1,885	3,077	5,165	5,602

Net interest income after provision for credit losses	63,230	52,892	178,356	154,163

Non-interest income
Wealth management	7,062	6,950	24,730	22,711
Mortgage banking	5,368	7,773	16,339	19,855
Service charges on deposit accounts	1,863	1,518	5,307	4,451
Gain on sales of premium finance receivables	272	1,602	2,718	4,985
Administrative services	1,115	1,169	3,473	3,307
Gains (losses) on available-for-sale securities, net	(57)	89	(72)	1,067
Other	3,153	9,391	19,299	13,037

Total non-interest income	18,776	28,492	71,794	69,413

Non-interest expense
Salaries and employee benefits	34,583	29,542	101,412	88,186
Equipment	3,451	2,979	9,918	8,706
Occupancy, net	5,166	4,137	14,679	11,838
Data processing	2,404	1,917	6,288	5,375
Advertising and marketing	1,349	1,216	3,718	3,426
Professional fees	1,839	1,392	4,957	4,366
Amortization of other intangible assets	1,214	884	2,780	2,509
Other	8,983	8,259	25,604	23,240

Total non-interest expense	58,989	50,326	169,356	147,646

Income before taxes	23,017	31,058	80,794	75,930
Income tax expense	8,158	11,350	29,311	27,570

Net income	$14,859	$19,708	$51,483	$48,360

Net income per common share – Basic	$0.58	$0.83	$2.07	$2.10

Net income per common share – Diluted	$0.56	$0.80	$2.00	$2.00

Cash dividends declared per common share	$0.14	$0.12	$0.28	$0.24

Weighted average common shares outstanding	25,656	23,615	24,820	22,990
Dilutive potential common shares	941	1,156	926	1,159

Average common shares and dilutive common shares	26,597	24,771	25,746	24,149

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
Management also evaluates the net interest margin excluding the net interest expense associated with the Company’s Long-term debt – trust preferred securities (“Core Net Interest Margin”). Because these instruments are utilized by the Company primarily as capital instruments, management finds it useful to view the net interest margin excluding this expense and deems it to be a more meaningful view of the operational net interest margin of the Company.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2006	2005	2006	2005

(A) Interest income (GAAP)	$148,893	$106,472	$404,305	$292,470
Taxable-equivalent adjustment:
– Loans	86	123	321	427
– Liquidity management assets	293	221	835	555
– Other earning assets	8	2	15	15

Interest income – FTE	$149,280	$106,818	$405,476	$293,467
(B) Interest expense (GAAP)	83,778	50,503	220,784	132,705

Net interest income – FTE	$65,502	$56,315	$184,692	$160,762

(C) Net interest income (GAAP) (A minus B)	$65,115	$55,969	$183,521	$159,765
Net interest income – FTE	$65,502	$56,315	$184,692	$160,762
Add: Net interest expense on long-term debt – trust preferred securities, (1)	4,817	3,829	13,049	10,847

Core net interest income – FTE (2)	$70,319	$60,144	$197,741	$171,609

(D) Net interest margin (GAAP)	3.08%	3.15%	3.08%	3.17%
Net interest margin – FTE	3.10%	3.17%	3.11%	3.19%
Core net interest margin — FTE (2)	3.33%	3.39%	3.33%	3.41%
(E) Efficiency ratio (GAAP)	70.27%	59.65%	66.31%	64.73%
Efficiency ratio – FTE	69.95%	59.40%	66.01%	64.44%

(1)	Interest expense from the long-term debt – trust preferred securities is net of the interest income on the Common Securities owned by the Trusts and included in interest income.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2006	2005	2005	2005 (1)	2005
Balance:
Commercial and commercial real estate	$3,935,102	$3,161,734	$3,104,196	32.7%	26.8%
Home equity	663,532	624,337	620,403	8.4	7.0
Residential real estate	285,098	275,729	284,036	4.5	0.4
Premium finance receivables	1,056,149	814,681	794,994	39.6	32.8
Indirect consumer loans (2)	246,502	203,002	203,673	28.7	21.0
Tricom finance receivables	40,588	49,453	39,290	(24.0)	3.3
Other loans	103,641	84,935	103,203	29.4	0.4

Total loans, net of unearned income	$6,330,612	$5,213,871	$5,149,795	28.6%	22.9%

Mix:
Commercial and commercial real estate	62.2%	60.6%	60.3%
Home equity	10.5	12.0	12.0
Residential real estate	4.5	5.3	5.5
Premium finance receivables	16.7	15.6	15.4
Indirect consumer loans (2)	3.9	3.9	4.0
Tricom finance receivables	0.6	1.0	0.8
Other loans	1.6	1.6	2.0

Total loans, net of unearned income	100.0%	100.0%	100.0%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.
DEPOSITS

				% Growth
				From	From
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2006	2005	2005	2005 (1)	2005
Balance:
Non-interest bearing	$649,478	$620,091	$631,460	6.3%	2.9%
NOW	806,356	704,640	716,243	19.3	12.6
Wealth Management deposits (2)	504,217	421,301	398,127	26.3	26.6
Money market	653,185	610,554	672,767	9.3	(2.9)
Savings	303,344	308,323	299,536	(2.2)	1.3
Time certificates of deposit	4,793,005	4,064,525	3,768,970	24.0	27.2

Total deposits	$7,709,585	$6,729,434	$6,487,103	19.5%	18.8%

Mix:
Non-interest bearing	8.4%	9.2%	9.7%
NOW	10.5	10.5	11.1
Wealth Management deposits (2)	6.5	6.3	6.1
Money market	8.5	9.0	10.4
Savings	3.9	4.6	4.6
Time certificates of deposit	62.2	60.4	58.1

Total deposits	100.0%	100.0%	100.0%

(1)	Annualized

(2)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the third quarter of 2006 compared to the third quarter of 2005 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	September 30, 2006			September 30, 2005
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$2,106,501	$26,823	5.05%	$1,752,224	$17,346	3.93%
Other earning assets (2) (3) (8)	29,114	582	8.00	9,894	180	7.21
Loans, net of unearned income (2) (4) (8)	6,255,398	121,875	7.73	5,289,745	89,292	6.70

Total earning assets (8)	$8,391,013	$149,280	7.06%	$7,051,863	$106,818	6.01%

Allowance for loan losses	(46,494)			(41,182)
Cash and due from banks	128,883			161,794
Other assets	810,623			606,728

Total assets	$9,284,025			$7,779,203

Interest-bearing deposits	$6,973,194	$72,428	4.12%	$5,733,021	$41,913	2.90%
Federal Home Loan Bank advances	377,399	3,950	4.15	346,057	3,127	3.59
Notes payable and other borrowings	136,813	979	2.84	119,585	869	2.88
Subordinated notes	80,304	1,453	7.08	50,000	651	5.09
Long-term debt – trust preferred securities	238,111	4,968	8.16	226,484	3,943	6.81

Total interest-bearing liabilities	$7,805,821	$83,778	4.25%	$6,475,147	$50,503	3.09%

Non-interest bearing deposits	663,647			617,547
Other liabilities	81,217			88,188
Equity	733,340			598,321

Total liabilities and shareholders’ equity	$9,284,025			$7,779,203

Interest rate spread (5) (8)			2.81%			2.92%
Net free funds/contribution (6)	$585,192		0.29	$576,716		0.25

Net interest income/Net interest margin (8)		$65,502	3.10%		$56,315	3.17%

Core net interest margin (7) (8)			3.33%			3.39%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended September 30, 2006 and 2005 were $387,000 and $346,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the third quarter of 2006 compared to the second quarter of 2006 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	September 30, 2006			June 30, 2006
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$2,106,501	$26,823	5.05%	$2,090,691	$25,397	4.87%
Other earning assets (2) (3) (8)	29,114	582	8.00	32,304	566	7.00
Loans, net of unearned income (2) (4) (8)	6,255,398	121,875	7.73	5,849,916	109,525	7.51

Total earning assets (8)	$8,391,013	$149,280	7.06%	$7,972,911	$135,488	6.82%

Allowance for loan losses	(46,494)			(43,137)
Cash and due from banks	128,883			123,842
Other assets	810,623			731,765

Total assets	$9,284,025			$8,785,381

Interest-bearing deposits	$6,973,194	$72,428	4.12%	$6,494,473	$62,069	3.83%
Federal Home Loan Bank advances	377,399	3,950	4.15	371,369	3,714	4.01
Notes payable and other borrowings	136,813	979	2.84	233,430	2,687	4.62
Subordinated notes	80,304	1,453	7.08	61,242	1,056	6.82
Long-term debt – trust preferred securities	238,111	4,968	8.16	230,389	4,348	7.47

Total interest-bearing liabilities	$7,805,821	$83,778	4.25%	$7,390,903	$73,874	4.01%

Non-interest bearing deposits	663,647			633,500
Other liabilities	81,217			87,221
Equity	733,340			673,757

Total liabilities and shareholders’ equity	$9,284,025			$8,785,381

Interest rate spread (5) (8)			2.81%			2.81%
Net free funds/contribution (6)	$585,192		0.29	$582,008		0.29

Net interest income/Net interest margin (8)		$65,502	3.10%		$61,614	3.10%

Core net interest margin (7) (8)			3.33%			3.32%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended September 30, 2006 was $387,000 and for the three months ended June 30, 2006 was $372,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended September 30, 2006 totaled $65.5 million, an increase of $9.2 million, or 16%, as compared to the $56.3 million recorded in the same quarter of 2005. Average loans in the third quarter of 2006 increased $966 million, or 18%, over the third quarter of 2005 ($615 million, or 12%, excluding the impact of the acquisition of HBI). Compared to the second quarter of 2006, average loans grew $405 million ($179 million, or 12% on an annualized basis, excluding the impact of the acquisition of HBI).

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the third quarter of 2006 the net interest margin was 3.10%, the same as the second quarter of 2006 and a decrease of seven basis points when compared to the third quarter of 2005. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities, was 3.33% for the third quarter of 2006, 3.32% for the second quarter of 2006 and 3.39% for the third quarter of 2005.
The net interest margin declined seven basis points in the third quarter of 2006 compared to the third quarter of 2005 as the yield on earning assets increased by 105 basis points, the rate paid on interest-bearing liabilities increased by 116 basis points and the contribution from net free funds increased by four basis points. The earning asset yield improvement in the third quarter of 2006 compared to the third quarter of 2005 was primarily attributable to a 103 basis point increase in the yield on loans. The higher loan yield is reflective of the earlier interest rate increases effected by the Federal Reserve Bank offset by continued competitive loan pricing pressures. The interest-bearing liability rate increase of 116 basis points was due to higher costs of retail deposits as rates have generally risen in the past 12 months, continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition.
The yield on total earning assets for the third quarter of 2006 was 7.06% as compared to 6.01% in the third quarter of 2005. The increase of 105 basis points from the third quarter of 2005 resulted primarily from the rising interest rate environment in the last 24 months offset by the effects of a flattening yield curve and highly competitive pricing in all lending areas. The third quarter 2006 yield on loans was 7.73%, a 103 basis point increase when compared to the prior year third quarter yield of 6.70%. Compared to the second quarter of 2006, the yield on earning assets increased 24 basis points primarily as a result of a 22 basis point increase in the yield on total loans and an 18 basis point increase in the yield on liquidity management assets. The average loan-to-average deposit ratio was 81.9% in the third quarter of 2006, 83.3% in the third quarter of 2005 and 82.1% in the second quarter of 2006.
The rate paid on interest-bearing deposits increased to 4.12% in the third quarter of 2006 as compared to 2.90% in the third quarter of 2005. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and trust preferred securities, increased to 5.37% in the third quarter of 2006 compared to 4.56% in the third quarter of 2005 and 5.25% in the second quarter of 2006 as a result of higher trust preferred borrowings costs. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005:

	Nine Months Ended			Nine Months Ended
	September 30, 2006			September 30, 2005
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$2,084,962	$75,676	4.85%	$1,660,785	$49,602	3.99%
Other earning assets (2) (3) (8)	31,068	1,620	6.95	25,043	1,099	5.87
Loans, net of unearned income (2) (4) (8)	5,838,068	328,180	7.52	5,055,228	242,766	6.42

Total earning assets (8)	$7,954,098	$405,476	6.82%	$6,741,056	$293,467	5.82%

Allowance for loan losses	(43,760)			(40,016)
Cash and due from banks	126,531			156,898
Other assets	724,081			579,743

Total assets	$8,760,950			$7,437,681

Interest-bearing deposits	$6,556,642	$188,780	3.85%	$5,425,910	$107,172	2.64%
Federal Home Loan Bank advances	368,224	10,943	3.97	328,561	8,744	3.56
Notes payable and other borrowings	150,040	4,319	3.85	191,109	3,553	2.49
Subordinated notes	63,960	3,310	6.82	50,000	2,075	5.47
Long-term debt – trust preferred securities	233,005	13,432	7.60	213,774	11,161	6.88

Total interest-bearing liabilities	$7,371,871	$220,784	4.00%	$6,209,354	$132,705	2.85%

Non-interest bearing deposits	628,270			582,271
Other liabilities	78,746			63,729
Equity	682,063			582,327

Total liabilities and shareholders’ equity	$8,760,950			$7,437,681

Interest rate spread (5) (8)			2.82%			2.97%
Net free funds/contribution (6)	$582,227		0.29	$531,702		0.22

Net interest income/Net interest margin (8)		$184,692	3.11%		$160,762	3.19%

Core net interest margin (7) (8)			3.33%			3.41%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the nine months ended September 30, 2006 and 2005 were $1.171 million and $997,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
     Tax-equivalent net interest income for the nine months ended September 30, 2006 totaled $184.7 million, an increase of $23.9 million, or 15%, as compared to the $160.8 million recorded in the same period of 2005. The year-to-date net interest margin of 3.11% declined eight basis points from the prior year. The eight basis point decrease in net interest margin resulted from the yield on earning assets increasing by 100 basis points, the rate paid on interest-bearing liabilities increasing by 115 basis points and the contribution from net free funds increasing by seven basis points. The loan yield has increased by 110 basis points while the rate paid on interest-bearing deposits increased 121 basis points in 2006 compared to 2005. The competitive lending markets described in the quarterly results above have impacted the year-to-date results in a similar manner. Loan yields increasing faster than interest-bearing deposit rates in a rising rate environment have not occurred as anticipated.

NON-INTEREST INCOME
For the third quarter of 2006, non-interest income totaled $18.8 million and decreased $9.7 million compared to the third quarter of 2005. The decrease was primarily attributable to lower levels of trading income recognized on rate swaps, lower levels of fees from certain covered call option transactions, lower gain on sales of premium finance receivables and lower mortgage banking revenue.
The following table presents non-interest income by category for the three months ended September 30, 2006 and 2005:

	Three Months Ended
	September 30,		$	%
(Dollars in thousands)	2006	2005	Change	Change
Brokerage	$4,620	$4,454	166	3.7
Trust and asset management	2,442	2,496	(54)	(2.1)

Total wealth management	7,062	6,950	112	1.6

Mortgage banking	5,368	7,773	(2,405)	(30.9)
Service charges on deposit accounts	1,863	1,518	345	22.7
Gain on sales of premium finance receivables	272	1,602	(1,330)	(83.0)
Administrative services	1,115	1,169	(54)	(4.6)
Gains (losses) on available-for-sale securities, net	(57)	89	(146)	(164.2)
Other:
Fees from covered call options	279	3,998	(3,719)	(93.0)
Trading income (loss) – net cash settlement of swaps	7	100	(93)	(93.0)
Trading income (loss) – change in fair market value	(3)	3,029	(3,032)	(100.1)
Bank Owned Life Insurance	740	701	39	5.5
Miscellaneous	2,130	1,563	567	36.3

Total other	3,153	9,391	(6,238)	(66.4)

Total non-interest income	$18,776	$28,492	(9,716)	(34.1)

Wealth management is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments, Wayne Hummer Asset Management Company and Focused Investments. Wealth management totaled $7.1 million in the third quarter of 2006, an $112,000 increase from the $7.0 million recorded in the third quarter of 2005. The Company anticipates continuing to grow the wealth management platform throughout its banking locations. Wealth management revenue growth generated in the banking locations is significantly outpacing the growth derived from the traditional Wayne Hummer Investment downtown Chicago sources.
Mortgage banking includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended September 30, 2006, this revenue source totaled $5.4 million, a decrease of $2.4 million when compared to the third quarter of 2005. Growth of this component has been negatively impacted by the current interest rate environment during the past 12 months and growth will continue to be dependent upon the relative level of long-term interest rates. A continuation of the existing rate environment may further negatively impact mortgage banking production growth. The third quarter of 2006 included an additional $200,000 of mortgage servicing rights (“MSR”) valuation adjustment/amortization (additional expense) compared to the third quarter of 2005.
Service charges on deposit accounts totaled $1.9 million for the third quarter of 2006, an increase of $345,000, or 23%, when compared to the same quarter of 2005. This increase was primarily due to the impact of the bank acquisitions in 2005 and 2006. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

Wintrust did not sell premium finance receivables to an unrelated third party financial institution in the third quarter of 2006. However, as a result of the clean-up of previous quarters’ sales, a net gain of $272,000 was recognized in the third quarter of 2006. This compares to $1.6 million of recognized gains in the third quarter of 2005. It is likely that sales of these receivables may not occur in future quarters as the Company now desires to maintain these earning assets on its books.
The administrative services revenue contributed by Tricom added $1.1 million to total non-interest income in both the third quarter of 2006 and 2005. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing high-yielding, short-term accounts receivable financing to this same client base, which is included in the net interest income category.
Other non-interest income for the third quarter of 2006 totaled $3.1 million compared to $9.4 million in the third quarter of 2005. The largest components of the decrease in other income were the decreases in income recognized on the Company’s rate swaps and the trading account assets of its broker-dealers and the decrease in fees from covered call option transactions. Early in the third quarter of 2006, the Company settled its position in its interest rate swap contracts by selling them to third parties at prices essentially equal to the fair values recorded as of June 30, 2006. The Company realized approximately $5.8 million in cash from the settlement of these swaps and eliminated any further earnings volatility due to the changes in fair values. This component decreased $3.1 million in the third quarter of 2006 compared to a year ago. Fees from certain covered call option transactions totaled $279,000 in the third quarter of 2006 compared to $4.0 million in the same period of 2005. Management has been able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. However, the interest rate environment in the third quarter of 2006 was not conducive to entering into any material level of covered call option transactions.

For the nine months ended September 30, 2006, non-interest income totaled $71.8 million and increased $2.4 million compared to the same period in 2005. The increase was primarily attributable to the higher levels of trading income recognized on rate swaps and higher wealth management revenue offset by lower levels of fees from certain covered call option transactions, lower gain on sale of premium finance receivables, lower mortgage banking revenue and lower gains on available-for-sale securities.
The following table presents non-interest income by category for the nine months ended September 30, 2006 and 2005:

	Nine Months Ended
	September 30,		$	%
(Dollars in thousands)	2006	2005	Change	Change
Brokerage	$14,880	$15,368	(488)	(3.2)
Trust and asset management	9,850	7,343	2,507	34.2

Total wealth management	24,730	22,711	2,019	8.9

Mortgage banking	16,339	19,855	(3,516)	(17.7)
Service charges on deposit accounts	5,307	4,451	856	19.2
Gain on sales of premium finance receivables	2,718	4,985	(2,267)	(45.5)
Administrative services	3,473	3,307	166	5.0
Gains (losses) on available-for-sale securities, net	(72)	1,067	(1,139)	(106.8)
Other:
Fees from covered call options	2,767	9,375	(6,608)	(70.5)
Trading income – net cash settlement of swaps	1,237	143	1,094	N/M
Trading income (loss) – change in fair market value	7,522	(2,690)	10,212	N/M
Bank Owned Life Insurance	2,046	1,850	196	10.6
Miscellaneous	5,727	4,359	1,368	31.4

Total other	19,299	13,037	6,262	(48.0)

Total non-interest income	$71,794	$69,413	2,381	3.4

N/M = not meaningful to discussion
The increase in wealth management in 2006 was primarily attributable to a $2.4 million gain recognized in the first quarter of 2006 on the sale of the Wayne Hummer Growth Fund. Brokerage revenue from retail brokerage trading in the debt and equity markets decreased $488,000 in the first nine months of 2006 compared to the same period in 2005, reflecting better trading market conditions in 2005.
Mortgage banking decreased $3.5 million when compared to the first nine months of 2005. Mortgage banking revenue continues to be negatively impacted by the current interest rate environment and will be dependent upon the relative level of long-term interest rates in future periods. Included in this decrease is an additional $580,000 of MSR valuation adjustment/amortization (additional expense) compared to the first nine months of 2005.
Other non-interest income for the first nine months of 2006 totaled $19.3 million compared to $13.0 million in the same period of 2005. The largest component of the increase in other income is the increase in income recognized on the Company’s rate swaps and the trading account assets of its broker-dealers. The increase in trading income recognized as part of the net cash settlement of swaps is income that would be recognized regardless of the accounting methodology in place for the swaps. In the absence of hedge accounting, the net cash settlement component is included in trading income rather than net interest income. This component increased $1.1 million in the first nine months of 2006 compared to a year ago. The trading income recognized as part of the change in fair market value is almost entirely related to the rate swaps as the fair market value of the rate swaps increased as rates have risen since June 30, 2005. As previously discussed, these rate swaps were sold early in the third quarter of 2006 thus removing future volatility in earnings from this activity. Fees from certain covered call option transactions decreased $6.6 million in 2006 compared to 2005 as the interest rate environment has impacted this source of revenue as anticipated.

NON-INTEREST EXPENSE
Non-interest expense for the third quarter of 2006 totaled $59.0 million and increased $8.7 million, or 17%, from the third quarter 2005 total of $50.3 million. All categories of non-interest expense increased as a result of the HBI acquisition in 2006, the new branch locations opened and the de novo bank opened at the end of the first quarter of 2006. The acquisition of HBI impacted the third quarter of 2006 (effective acquisition date of May 31, 2006). Including the locations of HBI, Wintrust added or expanded 16 locations in the past 12 months that added to all categories of non-interest expense. Salary and employee benefits, equipment, occupancy and marketing are directly impacted by the addition of new locations and the expansion of existing locations.
The following table presents non-interest expense by category for the three months ended September 30, 2006 and 2005:

	Three Months Ended
	September 30,		$	%
(Dollars in thousands)	2006	2005	Change	Change
Salaries and employee benefits	$34,583	$29,542	5,041	17.1
Equipment	3,451	2,979	472	15.8
Occupancy, net	5,166	4,137	1,029	24.9
Data processing	2,404	1,917	487	25.4
Advertising and marketing	1,349	1,216	133	10.9
Professional fees	1,839	1,392	447	32.1
Amortization of other intangible assets	1,214	884	330	37.3
Other:
Commissions – 3rd party brokers	867	967	(100)	(10.3)
Postage	986	926	60	6.5
Stationery and supplies	746	736	10	1.4
Miscellaneous	6,384	5,630	754	13.4

Total other	8,983	8,259	724	8.8

Total non-interest expense	$58,989	$50,326	8,663	17.2

The acquisition of HBI on May 31, 2006 increased third quarter 2006 total non-interest expense by $2.5 million. Excluding the impact of HBI, total non-interest expense would have increased by 12% over the third quarter of 2005 and, on an annualized basis, 11% over the second quarter of 2006.
Salary and employee benefits expense increased $5.0 million, comprised mainly of fixed and variable compensation components increasing $2.9 million, adoption of SFAS 123(R) increasing costs by $1.5 million and total benefits increasing $0.6 million. The acquisition of HBI accounted for $1.1 million of the total increase.
Occupancy expense has been directly impacted by the additional and expanded banking locations in the past 12 months. This cost increased $1.0 million, or 25%, over the third quarter of 2005 as a result of the Company’s continued banking expansion.
Total other expenses increased $724,000 in the third quarter of 2006 compared to the third quarter of 2005. In addition to the components listed in the table above, this category is comprised of expenses such as ATM expenses, correspondent banking charges, directors fees, telephone, travel and entertainment, corporate insurance and dues and subscriptions. No single component increased by a substantial amount, instead small increases were recognized in most activity-based areas.

Non-interest expense for the first nine months of 2006 totaled $169.4 million and increased $21.7 million, or 15%, from the first nine months 2005 total of $147.7 million. All categories of non-interest expense increased as a result of the bank acquisitions in 2005 and 2006, the new branch locations opened and the new de novo bank opened at the end of the first quarter of 2006. The acquisition of FNBI (effective date of March 31, 2005) impacted the third quarter of 2005 and was fully included in the first nine months of 2006. HBI impacted the third quarter of 2006 (effective acquisition date of May 31, 2006) and the year-to-date 2006 results. Including the locations of HBI, Wintrust added or expanded 16 locations in the past 12 months that added to all categories of non-interest expense. Salary and employee benefits, equipment, occupancy and marketing are directly impacted by the addition of new locations and the expansion of existing locations.
The following table presents non-interest expense by category for the nine months ended September 30, 2006 and 2005:

	Nine Months Ended
	September 30,		$	%
(Dollars in thousands)	2006	2005	Change	Change
Salaries and employee benefits	$101,412	$88,186	13,226	15.0
Equipment	9,918	8,706	1,212	13.9
Occupancy, net	14,679	11,838	2,841	24.0
Data processing	6,288	5,375	913	17.0
Advertising and marketing	3,718	3,426	292	8.5
Professional fees	4,957	4,366	591	13.5
Amortization of other intangible assets	2,780	2,509	271	10.8
Other:
Commissions – 3rd party brokers	2,957	2,882	75	2.6
Postage	2,864	2,825	39	1.4
Stationery and supplies	2,325	2,378	(53)	(2.2)
Miscellaneous	17,458	15,155	2,303	15.2

Total other	25,604	23,240	2,364	10.2

Total non-interest expense	$169,356	$147,646	21,710	14.7
Salary and employee benefits expense increased $13.2 million, comprised mainly of fixed and variable compensation components increasing $7.4 million, adoption of SFAS 123(R) increasing costs by $4.2 million and total benefits increasing $1.6 million.
Occupancy expense has been directly impacted by the additional and expanded banking locations in the past 12 months. This cost increased $2.8 million, or 24%, over the first nine months of 2005 as a result of the Company’s continued banking expansion.
Total other expenses increased $2.4 million in the first nine months of 2006 compared to the first nine months of 2005. In addition to the components listed in the table above, this category is comprised of expenses such as ATM expenses, correspondent banking charges, directors fees, telephone, travel and entertainment, corporate insurance and dues and subscriptions. No single component increased by a substantial amount, instead small increases were recognized in most activity-based areas.

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2006	2005	2006	2005
Allowance for loan losses at beginning of period	$44,596	$39,722	$40,283	$34,227
Provision for credit losses	1,886	3,077	5,165	5,602
Allowance acquired in business combinations	—	—	3,852	4,793
Reclassification to allowance for unfunded loan commitments	—	—	—	—

Charge-offs:
Commercial and commercial real estate loans	716	1,397	2,793	2,614
Home equity loans	11	88	33	88
Residential real estate loans	49	98	81	142
Consumer and other loans	63	101	253	240
Premium finance receivables	925	745	1,948	1,604
Indirect consumer loans	223	131	395	365
Tricom finance receivables	25	—	25	—

Total charge-offs	2,012	2,560	5,528	5,053

Recoveries:
Commercial and commercial real estate loans	529	166	766	409
Home equity loans	—	—	22	—
Residential real estate loans	—	—	—	—
Consumer and other loans	53	18	136	33
Premium finance receivables	125	177	398	489
Indirect consumer loans	56	33	139	133
Tricom finance receivables	—	—	—	—

Total recoveries	763	394	1,461	1,064

Net charge-offs	(1,249)	(2,166)	(4,067)	(3,989)

Allowance for loan losses at period end	$45,233	$40,633	$45,233	$40,633

Allowance for unfunded loan commitments at period end	$491	$—	$491	$—

Allowance for credit losses at period end	$45,724	$40,633	$45,724	$40,633

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.02%	0.16%	0.08%	0.10%
Home equity loans	0.01	0.06	—	0.02
Residential real estate loans	0.05	0.09	0.03	0.05
Consumer and other loans	0.04	0.31	0.16	0.26
Premium finance receivables	0.32	0.26	0.22	0.18
Indirect consumer loans	0.28	0.19	0.15	0.16
Tricom finance receivables	0.25	—	0.08	—

Total loans, net of unearned income	0.08%	0.16%	0.09%	0.11%

Net charge-offs as a percentage of the provision for loan losses	66.22%	70.39%	78.74%	71.21%

Loans at period-end			$6,330,612	$5,149,795
Allowance for loan losses as a percentage of loans at period-end			0.71%	0.79%
Allowance for credit losses as a percentage of loans at period-end			0.72%	0.79%

During the fourth quarter of 2005, Wintrust reclassified a portion of its allowance for loan losses to a separate liability account. The reclassification totaled $491,000 and represents the portion of the allowance for loan losses that was associated with lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. In future periods, the provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).
Past Due Loans and Non-performing Assets
The following table sets forth Wintrust’s non-performing assets at the dates indicated.

	September 30,	December 31,	September 30,
(Dollars in thousands)	2006	2005	2005
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity	$970	$159	$1,120
Commercial, consumer and other	4,395	1,898	1,338
Premium finance receivables	4,618	5,211	4,060
Indirect consumer loans	462	228	278
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	10,445	7,496	6,796

Non-accrual loans:
Residential real estate and home equity	2,458	457	708
Commercial, consumer and other	14,332	11,712	12,178
Premium finance receivables	6,352	6,189	4,949
Indirect consumer loans	741	335	404
Tricom finance receivables	349	—	—

Total non-accrual	24,232	18,693	18,239

Total non-performing loans:
Residential real estate and home equity	3,428	616	1,828
Commercial, consumer and other	18,727	13,610	13,516
Premium finance receivables	10,970	11,400	9,009
Indirect consumer loans	1,203	563	682
Tricom finance receivables	349	—	—

Total non-performing loans	34,677	26,189	25,035

Other real estate owned	1,165	1,400	1,600

Total non-performing assets	$35,842	$27,589	$26,635

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity	0.36%	0.07%	0.20%
Commercial, consumer and other	0.46	0.42	0.42
Premium finance receivables	1.04	1.40	1.13
Indirect consumer loans	0.49	0.28	0.34
Tricom finance receivables	0.86	—	—

Total non-performing loans	0.55%	0.50%	0.49%

Total non-performing assets as a percentage of total assets	0.38%	0.34%	0.34%

Allowance for loan losses as a percentage of non-performing loans	130.44%	153.82%	162.30%

The provision for credit losses totaled $1.9 million for the third quarter of 2006 and $3.1 million for the third quarter of 2005. On a year-to-date basis, the provision for credit losses totaled $5.2 million for the first nine months of 2006 compared to $5.6 million for the first nine months of 2005. For the quarter ended September 30, 2006, net charge-offs totaled $1.3 million, a decrease from the $2.2 million of net charge-offs recorded in the same period of 2005. On a year-to-date basis, net charge-offs totaled $4.1 million, up slightly from the $4.0 million of net charge-offs recorded in the same period of 2005. On a ratio basis, annualized net charge-offs as a percentage of average loans decreased to 0.08% in the third quarter of 2006 from 0.16% in the same period in 2005. On a year-to-date basis, net loan charge-offs as a percentage of average loans were 0.09% of average loans in 2006 and 0.11% of average loans in 2005.
Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.
Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $3.4 million at September 30, 2006. The balance increased $1.6 million from September 30, 2005. The acquisition of HBI accounted for $635,000 of the increase. Each non-performing credit is well secured and in the process of collection. Management does not expect any material losses from the resolution of any of the credits in this category.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $18.7 million as of September 30, 2006. The balance in this category increased $5.2 million from September 30, 2005. The acquisition of HBI accounted for $2.7 million of the increase. Management does not expect any material losses from the resolution of any of the relatively small number of credits in this category. Subsequent to the end of the quarter, $2.5 million of non-performing assets were cleared from the September 30, 2006 total.
Non-performing Premium Finance Receivables
The table below presents the level of non-performing premium finance receivables as of September 30, 2006 and 2005, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	September 30, 2006	September 30, 2005
Non-performing premium finance receivables	$10,970	$9,009
- as a percent of premium finance receivables outstanding	1.04%	1.13%

Net charge-offs of premium finance receivables	$800	$568
- annualized as a percent of average premium finance receivables	0.32%	0.26%

The level of non-performing premium finance receivables as a percent of total premium finance receivables is lower than the prior year-end level and higher than the level reported at September 30, 2005. As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios will remain at relatively low levels.
The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $1.2 million at September 30, 2006, compared to $682,000 at September 30, 2005. The ratio of these non-performing loans to total indirect consumer loans was 0.49% at September 30, 2006 compared to 0.34% at September 30, 2005. As noted in the Allowance for Credit Losses table, net charge-offs as a percent of total indirect consumer loans were 0.28% for the quarter ended September 30, 2006 compared to 0.19% in the same period in 2005. The level of non-performing and net charge-offs of indirect consumer loans continues to be below standard industry ratios for this type of lending.

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, Hinsbrook Bank & Trust Company in Willowbrook and Town Bank in Delafield, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Buffalo Grove, Cary, Chicago, Clarendon Hills, Darien, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mokena, Mundelein, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Wauconda, Western Springs and Winnetka, and in Elm Grove, Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its network of mortgage brokers. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies’ proprietary mutual funds. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
As of September 30, 2006, Wintrust operated a total of 72 banking offices and is in the process of constructing several additional banking facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing bank groups in Illinois.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial results of condition from expected developments or events, the Company’s business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisitions of banks, wealth management entities or specialty finance businesses. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•	Competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services).

•	Changes in the interest rate environment, which may influence, among other things, the growth of loans and deposits, the quality of the Company’s loan portfolio, the pricing of loans and deposits and interest income.

•	The extent of defaults and losses on our loan portfolio.

•	Unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings. De novo banks typically require 13 to 24 months of operations before becoming profitable, due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets.

•	The ability of the Company to obtain liquidity and income from the sale of premium finance receivables in the future and the unique collection and delinquency risks associated with such loans.

•	Failure to identify and complete acquisitions in the future or unexpected difficulties or unanticipated developments related to the integration of acquired entities with the Company.

•	Legislative or regulatory changes or actions, or significant litigation involving the Company.

•	Changes in general economic conditions in the markets in which the Company operates.

•	The ability of the Company to receive dividends from its subsidiaries.

•	The loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank.

•	The ability of the Company to attract and retain senior management experienced in the banking and financial services industries.
The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release.
CONFERENCE CALL AND WEBCAST
The Company will hold a conference call at 11:00 a.m. (Central Daylight Time) Monday, October 23, 2006, regarding third quarter earnings. Individuals interested in listening should call (877) 365-7575 and enter Conference ID #8157422. A simultaneous audio-only web cast of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Presentations & Conference Calls, Conference Calls, Third Quarter Earnings Release Conference Call.
A replay of the call will be available beginning at 12:00 p.m. (Central Daylight Time) on October 23, 2006 and will run through 10:59 p.m. (Central Daylight Time) November 6, 2006, by calling (800) 642-1687 and entering Conference ID #8157422. Supplemental financial information referenced in the conference call can be found at (http://www.wintrust.com), Investor News, Supplemental Financial Info, after 8:00 a.m. (Central Daylight Time) on October 23, 2006.
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